Exhibit 23.2

Consent of Independent Auditors

We consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated June 7, 2022, with respect to the audited statements of revenues and direct operating expenses of the assets acquired in the Hannathon Acquisition for the years ended December 31, 2021 and 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WHITELY PENN, LLP

Odessa, Texas

September 7, 2022